Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Wednesday, May 6, 2009

UPDATED: Gannett Announces Expiration and Results of Private Exchange Offer

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced the expiration and results of its private exchange offer for its 5.75% Notes due 2011 (the “2011 notes”) (CUSIP No. 364725AE1) and its 6.375% Notes due 2012 (the “2012 notes”) (CUSIP No. 364725AC5) (collectively, the “Old Notes”). The expiration date for the exchange offer occurred at 5:00 p.m., New York City time, on May 5, 2009. The settlement date of the exchange offer is expected to occur on May 7, 2009.

According to Global Bondholder Services Corporation, the depositary for the exchange offer, the Company received valid tenders from holders of approximately $67 million aggregate principal amount of 2011 notes and approximately $193 million aggregate principal amount of 2012 notes.

“We are very pleased with the results of the exchange offer. As a result of this opportunistic transaction, more than 25% of our outstanding bonds (exclusive of the May 2009 maturity) will have a maturity date extending into 2015 or 2016,” said Gracia C. Martore, executive vice president and chief financial officer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Old Notes or any other securities.

About Gannett

Gannett is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV Web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 85 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 850 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications and a network of Web sites.

For investor inquiries, contact:

Jeff Heinz

Director, Investor Relations

(703) 854-6917

jheinz@gannett.com

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